EXHIBIT 10.2

GEMPHIRE THERAPEUTICS INC.

17199 N. LAUREL PARK DRIVE, SUITE 401

LIVONIA, MICHIGAN 48152

June 8, 2017

DR. STEVEN GULLANS

27B Woodland St

Natick, MA 01760

Dear Dr. Gullans:

We are pleased to offer you employment with GEMPHIRE THERAPEUTICS INC., a Delaware corporation (the “Company”).  The terms of your offer are as follows:

Your initial position with us will be as Interim President and Chief Executive Officer.  Upon executing and returning to the Company this Agreement and its attachments, and upon approval by the Compensation Committee of the Company, you will be issued an option to purchase 60,000 shares of the Company’s common stock at an exercise price of $10.26 per share (the “Option”). The Option grant shall be made pursuant to the terms and conditions of the Company’s Amended and Restated 2015 Equity Incentive Plan and the option grant delivered in connection therewith. The Option will vest in a series of 12 equal monthly installments and will vest in full upon the appointment of a replacement President and Chief Executive Officer as long as you are the Interim President and Chief Executive Officer at the time of hiring the replacement President and Chief Executive Officer. You will continue to receive your director compensation pursuant to our non-employee director compensation policy.

Your employment will be subject to the terms of the Company’s employee handbook (as amended from time to time), which will supplement this letter agreement and is expressly incorporated by reference into this letter agreement.  In addition, your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective May 23, 2017, and your position as Interim President and Chief Executive Officer will terminate upon the Company’s hiring of a replacement President and Chief Executive Officer.  By signing this letter agreement, you acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the Board of Directors of the Company.

You are required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT A.

This letter agreement and its attachments contain all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Company’s Board of Directors.  The terms of this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  By signing this letter agreement you irrevocably submit to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this letter agreement and the transactions contemplated hereby.  BY SIGNING THIS LETTER AGREEMENT YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement and returning them to me.  As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ P. Kent Kawryluk
P. KENT HAWRYLUK
Chairman of the Compensation Committee

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and accept this employment offer.  By signing this letter agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.  Further, in consideration of my employment, I agree that, unless a shorter period of limitations applies, any claim, suit, action or other proceeding arising out of my employment or the termination of my employment, including but not limited to claims arising under state or federal civil rights statutes, must be brought or asserted by me within six (6) months of the event giving rise to the claim or be forever barred.  I expressly waive any longer statute or other period of limitations to the contrary.

/s/ Steven Gullans	Dated: June 8, 2017
Dr. Steven Gullans